As filed with the Securities and Exchange Commission on October 16, 2023

Registration Statement No. 333-271099

333-262349

333-259775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271099

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262349

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259775

UNDER THE SECURITIES ACT OF 1933

THORNE HEALTHTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-2877253 (I.R.S. Employer Identification No.)

152 W. 57th Street New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)

2021 EQUITY INCENTIVE PLAN

2021 EMPLOYEE STOCK PURCHASE PLAN

2010 EQUITY INCENTIVE PLAN

RESTATED 2020 ONGEVITY HEALTH EQUITY PLAN

(Full title of the plan)

Paul Jacobson

Chief Executive Officer

Thorne HealthTech, Inc.

152 W. 57th Street

New York, New York 10019

(Name and address of agent for service)

(929) 251-6321

(Telephone number, including area code, of agent for service)

Copies to:

Joshua Kogan, P.C.

Marshall Shaffer, P.C.

Ross Leff, P.C.

Zoey Hitzert

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY

Phone: (212) 446-4800

Facsimile: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE / DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Thorne HealthTech, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-271099), filed with the SEC on April 4, 2023, pertaining to the registration of (i) an aggregate of 2,664,484 shares of common stock, par value $0.01 per share (“Common Stock”), available for grant and issuance under the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (ii) 532,896 shares of Common Stock available for issuance under the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”);

•	Registration Statement on Form S-8 (No. 333-262349), filed with the SEC on January 26, 2022, pertaining to the registration of 2,627,710 shares of Common Stock issuable under the 2021 Plan; and

•

Registration Statement on Form S-8 (No. 333-259775), filed with the SEC on September 24, 2021, pertaining to the registration of (i) 7,779,935 shares of Common Stock reserved for issuance pursuant to equity awards outstanding under the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) as of September 24, 2021, (ii) 875,760 shares of Common Stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2010 Plan as of September 24, 2021, (iii) 1,959,335 shares of Common Stock reserved for issuance pursuant to equity awards outstanding under the Company’s Restated 2020 Ongevity Health Equity Plan as of September 24, 2021, (iv) 3,480,510 shares of Common Stock reserved for issuance under the 2021 Plan as of September 24, 2021 and (v) 696,102 shares of Common Stock reserved for issuance under the 2021 ESPP.

On October 16, 2023, pursuant to an Agreement and Plan of Merger, dated as of August 27, 2023, by and among the Company, Healthspan Buyer, LLC, a Delaware limited liability company (“Parent”), and Healthspan Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Company hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining shares of Common Stock registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 16, 2023.

THORNE HEALTHTECH, INC.

By:	/s/ Paul F. Jacobson
Name: Paul F. Jacobson
Title: Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.